As filed with the Securities and Exchange Commission on September 23, 2008

                                    Registration No. 333-91909

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ePlus inc.
___________________________________________________
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1817218 (I.R.S. Employer Identification No.)
13595 Dulles Technology Drive Herndon, Virginia (Address of Principal Executive Offices)	20171-3413 (Zip Code)

ePLUS INC. AMENDED AND RESTATED 1998 LONG-TERM INCENTIVE PLAN,

ePLUS INC. 1997 EMPLOYEE STOCK PURCHASE PLAN, AND

VARIOUS EMPLOYEE STOCK OPTIONS

(Full title of the Plans)

Phillip G. Norton
Chairman, President and Chief Executive Officer
ePlus inc.
13595 Dulles Technology Drive
Herndon, Virginia 20171-3413
(703) 984-8400

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Lloyd Spencer, Esq.
Nixon Peabody LLP
401 9th Street NW, Suite 900
Washington, D.C. 20004-2128
 (202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated  filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

 EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-91909) filed on December 1, 1999, is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below.  On December 1, 1999, ePlus inc. (the “Registrant”) filed the Registration Statement to register an aggregate of 4,265,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), of which 4,000,000 were issuable on the exercise of options under the Registrant’s Amended and Restated 1998 Long-Term Incentive Plan and 1997 Employee Stock Purchase Plan (the “1997-98 Plans”).

On September 15, 2008, at the Registrant’s annual meeting of stockholders, the Registrant’s stockholders approved the 2008 Employee Long-Term Incentive Plan (the “Employee Plan”) and 2008 Non-Employee Director Long-Term Incentive Plan (the "Director Plan," and, together with the Employee Plan, the "2008 Plans").  The 2008 Plans provide for the issuance of up to 1,250,000 shares of the Registrant’s Common Stock.  In connection with the approval of the 2008 Plans, the Board of Directors of the Registrant has determined that no future options will be granted under the 1997-98 Plans, but options granted under the 1997-98 Plans will continue to remain outstanding under the terms thereof.  Of the 1,963,630 shares of Common Stock that remain available for issuance under the 1997-1998 Plans and which are not subject to outstanding awards under the 1997-1998 Plans (“the Remaining Shares”), 1,250,000 Shares (the “Carried Forward Shares”) are to be included in the shares of Common Stock available for issuance under the 2008 Plans.

This Post-Effective Amendment No. 1 is being filed to deregister the Remaining Shares.  The Registrant is concurrently filing a separate registration statement on Form S-8 (the “2008 Plan Registration Statement”) to register the Carried Forward Shares for issuance under the 2008 Plans and to carry over the filing fees for the Carried Forward Shares.

Pursuant to Interpretation No. 89 under Section G of the Manual of Public Available Telephone Interpretations (July 1997) of the Division of Corporation Finance of the Securities and Exchange Commission, and Instruction E to the General Instructions to Form S-8, the Registrant  is filing this Post-Effective Amendment No. 1 (i) to reallocate the Carried Forward Shares from the 1997-98 Plans to the 2008 Plans and (ii) to carry over the registration fees paid with respect to the Carried Forward Shares from the Registration Statement on Form S-8 (File No. 333-91909), filed for the 1997-98 Plans, to the 2008 Plan Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 23rd day of September, 2008.

EPLUS INC.

By:          /s/ Phillip G. Norton
Phillip G. Norton
Chairman of the Board, President, and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Phillip G. Norton and Elaine D. Marion and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Phillip G. Norton	Chairman, President and CEO	September 22, 2008
Philip G. Norton	(Principal Executive Officer)

/s/ Elaine D. Marion	Chief Financial Officer	September 22, 2008
Elaine D. Marion	(Principal Financial
and Accounting Officer)

/s/ Bruce M. Bowen	Director and Executive Vice	September 22, 2008
Bruce M. Bowen	President

/s/ C. Thomas Faulders	Director	September 19, 2008
C. Thomas Faulders

/s/ Terrence O’Donnell	Director	September 21, 2008
Terrence O’Donnell

/s/ Lawrence S. Herman	Director	September 22, 2008
Lawrence S. Herman

/s/ Milton E. Cooper, Jr.	Director	September 23, 2008
Milton E. Cooper, Jr.

/s/ Eric D. Hovde	Director	September 23, 2008
Eric D. Hovde

/s/ Irving R. Beimler	Director	September 19, 2008
Irving R. Beimler